Exhibit 15.2

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Room 1014-1018, Tower B, No.500 Yunjin Road,

Xuhui District,

Shanghai, 200232

P.R.China

Tel: 86 21 5407 5780/82/83

Fax: 86 21 3209 8500

www.frost.com

CONSENT OF FROST & SULLIVAN

Reference is made to the market data on Diagrams 4.2-4.5 on pages 33-35 in the Form 20-F of the Registration Statement (“Registration Statement”) of Integrated Media Technology Limited (“IMT”) dated January 6, 2017, which we prepared for Marvel Digital Limited, a wholly owned subsidiary of IMT (the "Market Report").

We hereby consent to the inclusion of extracts from the Market Report which has been reproduced on Diagrams 4.2-4.5 on pages 33-35 in the Form 20-F Registration Statement.

We further agree to being named as an expert in the Registration Statement.

/s/ Frost & Sullivan
Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

January 13, 2017
Date